Exhibit 99.6

The information in this [preliminary] prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This [preliminary] prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                     , 201

[FORM OF [PRELIMINARY] PROSPECTUS SUPPLEMENT TO BE USED IN CONJUNCTION WITH FUTURE UNIT OFFERINGS](1)

PROSPECTUS SUPPLEMENT

(To Prospectus dated           , 201    )

[  •  ]% [Title to be Specified] Units

We are offering for sale              our [  •  ]% [title to be specified] units (the “Units”). Each Unit has a stated amount of $         . [Insert information regarding securities comprising unit to the extent required to be disclosed by applicable law or regulation].

Prospect Capital Corporation is a financial services company that lends to and invests in middle market, privately-held companies. We are organized as an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Prospect Capital Management LLC manages our investments and Prospect Administration LLC provides the administrative services necessary for us to operate.

This prospectus supplement and the accompanying prospectus concisely provide important information about us that you should know before investing in the Units. Please read this prospectus supplement and the accompanying prospectus before you invest and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information with the SEC. This information is available free of charge by calling us collect at (310) 201-4200 or on our website at www.arescapitalcorp.com. The SEC also maintains a website at www.sec.gov that contains such information. The information on the websites referred to herein is not incorporated by reference into this prospectus supplement and the accompanying prospectus.

Investing in Units involves risks that are described in the “Risk Factors” section beginning on page S-     of this prospectus supplement and on page      of the accompanying prospectus.

The SEC has not approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$	$
Sales Load (underwriting discounts and commissions)	$	$
Proceeds, before expenses, to Prospect Capital Corporation(1)	$	$

(1)                                 Before deducting estimated offering expenses payable by us of approximately $        .

[The underwriters have the option to purchase up to an additional          Units from us at the public offering price, less the sales load (underwriting discounts and commissions), within        days of the date of this prospectus supplement [to cover overallotments, if any]. If the underwriters exercise this option in full, the total public offering price will be $          , the total sales load (underwriting discounts and commissions) paid by us will be $          , and total proceeds, before expenses, will be $          .]

The Units will be ready for delivery [in book-entry form through The Depository Trust Company] on or about             , 201 .

Prospectus Supplement dated                     , 201

(1)                                 In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

FORWARD-LOOKING STATEMENTS

Our annual report on Form 10-K for the year ended June 30, 201  , any of our quarterly reports on Form 10-Q or current reports on Form 8-K, or any other oral or written statements made in press releases or otherwise by or on behalf of Prospect Capital Corporation, including this prospectus supplement and the accompanying prospectus, may contain forward- looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, or the “1934 Act,” which involve substantial risks and uncertainties. Forward-looking statements predict or describe our future operations, business plans, business and investment strategies and portfolio management and the performance of our investments and our investment management business. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our industry, our beliefs, and our assumptions. Words such as “intends,” “intend,” “intended,” “goal,” “estimate,” “estimates,” “expects,” “expect,” “expected,” “project,” “projected,” “projections,” “plans,” “seeks,” “anticipates,” “anticipated,” “should,” “could,” “may,” “will,” “designed to,” “foreseeable future,” “believe,” “believes” and “scheduled” and variations of these words and similar expressions are intended to identify forward-looking statements. Our actual results or outcomes may differ materially from those anticipated. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:

•                  our future operating results,

•                  our business prospects and the prospects of our portfolio companies,

•                  the impact of investments that we expect to make,

•                  our contractual arrangements and relationships with third parties,

•                  the dependence of our future success on the general economy and its impact on the industries in which we invest,

•                  the ability of our portfolio companies to achieve their objectives,

•                  difficulty in obtaining financing or raising capital, especially in the current credit and equity environment,

•                  the level and volatility of prevailing interest rates and credit spreads, magnified by the current turmoil in the credit markets,

•                  adverse developments in the availability of desirable loan and investment opportunities whether they are due to competition, regulation or otherwise,

•                  a compression of the yield on our investments and the cost of our liabilities, as well as the level of leverage available to us,

•                  our regulatory structure and tax treatment, including our ability to operate as a business development company and a regulated investment company,

•                  the adequacy of our cash resources and working capital,

•                  the timing of cash flows, if any, from the operations of our portfolio companies,

•                  the ability of our investment adviser to locate suitable investments for us and to monitor and administer our investments,

S-i

•                  authoritative generally accepted accounting principles or policy changes from such standard setting bodies as the Financial Accounting Standards Board, the Securities and Exchange Commission, Internal Revenue Service, the NASDAQ Global Select Market, and other authorities that we are subject to, as well as their counterparts in any foreign jurisdictions where we might do business, and

•                  the risks, uncertainties and other factors we identify in “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus and in our filings with the SEC.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. Important assumptions include our ability to originate new loans and investments, certain margins and levels of profitability and the availability of additional capital. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus supplement and the accompanying prospectus, respectively, should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus, respectively. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus supplement or the accompanying prospectus, as applicable. These forward-looking statements do not meet the safe harbor for forward-looking statements pursuant to Section 27A of the 1933 Act.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the Underwriters have not, authorized any other person to provide you with information that is different from that contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition and results of operations may have changed since those dates. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in that prospectus.

S-ii

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

Prospectus Summary	S-1
Specific Terms of the Units and the Offering	S-3
Risk Factors	S-3
Selected Condensed Financial Data	S-3
Use of Proceeds	S-3
Description of the Units	S-3
Management’s Discussion and Analysis of Financial Condition and Results of Operations	S-4
United States Federal Income Tax Consequences	S-4
Capitalization	S-4
Underwriting	S-6
Legal Matters	S-8
Independent Registered Public Accounting Firm	S-8
Available Information	S-9
Financial Statements	S-9

PROSPECTUS

[Insert table of contents from base prospectus.]

S-iii

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus supplement and the accompanying prospectus, and it may not contain all of the information that is important to you. To understand the terms of the units offered hereby, you should read this prospectus supplement and the accompanying prospectus carefully. Together, these documents describe the specific terms of the units we are offering. You should carefully read the sections titled “Risk Factors” in this prospectus supplement and in the accompanying prospectus and the documents identified in the section “Available Information.”

The terms “we,” “us,” “our” and “Company,” refer to Prospect Capital Corporation; “Prospect Capital Management,” “Investment Advisor” and “PCM” refer to Prospect Capital Management LLC; and “Prospect Administration” and the “Administrator” refer to Prospect Administration LLC.

The Company

Prospect Capital Corporation is a financial services company that primarily lends to and invests in middle market privately-held companies.  In this prospectus supplement and the accompanying prospectus, we use the term “middle-market” to refer to companies with annual revenues between $50 million and $2 billion.   We are a closed-end investment company that has filed an election to be treated as a business development company under the Investment Company Act of 1940, or the 1940 Act. We invest primarily in senior and subordinated debt and equity of companies in need of capital for acquisitions, divestitures, growth, development and recapitalization. We work with the management teams or financial sponsors to seek investments with historical cash flows, asset collateral or contracted pro-forma cash flows.

We currently have seven origination strategies in which we make investments: (1) lending in private equity sponsored transactions, (2) lending directly to companies not owned by private equity firms, (3) control investments in corporate operating companies, (4) control investments in financial companies, (5) investments in structured credit, (6) real estate investments, and (7) investments in syndicated debt. We continue to evaluate other origination strategies in the ordinary course of business with no specific tops-down allocation to any single origination strategy.

Lending in Private Equity Sponsored Transactions—We make loans to companies which are controlled by leading private equity firms. This debt can take the form of first lien, second lien, unitranche or mezzanine loans. In making these investments, we look for a diversified customer base, recurring demand for the product or service, barriers to entry, strong historical cash flow and experienced management teams. These loans typically have significant equity subordinate to our loan position. This strategy has represented approximately 50%-60% of our business.

Lending Directly to Companies—We provide debt financing to companies owned by non-private equity firms, the company founder, a management team or a family. Here, in addition to the strengths we look for in a sponsored transaction, we also look for the alignment with the management team with significant invested capital. This strategy often has less competition than the private equity sponsor strategy because such company financing needs are not easily addressed by banks and often require more diligence preparation. Direct lending can result in higher returns and lower leverage than sponsor transactions and may include warrants or equity to us. This strategy generally has comprised approximately 10%-15% of our business.

Control Investments in Corporate Operating Companies—This strategy involves acquiring controlling stakes in non-financial operating companies. Our investments in these companies are generally structured as a combination of yield-producing debt and equity. We provide certainty of closure to our counterparties, give the seller personal liquidity and generally look for management to continue on in their current roles. This strategy has comprised approximately 10%-15% of our business.

Control Investments in Financial Companies—This strategy involves acquiring controlling stakes in financial companies, including consumer direct lending, subprime auto lending and other strategies. Our investments in these companies are generally structured as a combination of yield-producing debt and equity. These investments are often structured in a tax-efficient RIC-compliant partnership, enhancing returns. This strategy has comprised approximately 10%-15% of our business.

Investments in Structured Credit—We make investments in CLOs, generally taking a significant position in the subordinated interests (equity) of the CLOs. The CLOs include a diversified portfolio of broadly syndicated loans and do not have direct exposure to real estate, mortgages, sub-prime debt, or consumer based debt. The CLOs in which we invest are managed by top-tier collateral managers that have been thoroughly diligenced prior to investment. This strategy has represented 10%-20% of the portfolio.

Real Estate Investments—We make investments in real estate through our wholly-owned tax-efficient REIT, APHC. Our real estate investments are in various classes of fully developed and occupied real estate properties that generate current yields. We seek to identify properties that have historically high occupancy and steady cash flow generation. We partner with established property managers with experience in managing the property type to manage such properties after acquisition. This is a more recent investment strategy that has represented less than 5% of our business.

Investments in Syndicated Debt—On an opportunistic basis, we make investments in loans and high yield bonds that have been sold to a syndicate of buyers. Here we look for investments with attractive risk-adjusted returns after we have completed a fundamental credit analysis. These investments are purchased with a long term, buy-and-hold outlook and we look to provide significant structuring input by providing anchoring orders. This strategy has represented approximately 5%-10% of the portfolio.

We invest primarily in first and second lien senior loans and mezzanine debt. First and second lien senior loans generally are senior debt instruments that rank ahead of subordinated debt of a given portfolio company. These loans also have the benefit of security interests on the assets of the portfolio company, which may rank ahead of or be junior to other security interests. Mezzanine debt and our investments in CLOs are subordinated to senior loans and are generally unsecured. Our investments have generally ranged between $5 million and $250 million each, although the investment size may be more or less than this range. Our investment sizes are expected to grow as our capital base expands.

We also acquire controlling interests in companies in conjunction with making secured debt investments in such companies. These may be in several industries, including industrial, service, real estate and financial businesses.

We are currently pursuing multiple investment opportunities, including purchases of portfolios from private and public companies, as well as originations and secondary purchases of particular securities. There can be no assurance that we will successfully consummate any investment opportunity we are currently pursuing. Motivated sellers, including commercial finance companies, hedge funds, other business development companies, total return swap counterparties, banks, collateralized loan obligation funds, and other entities, are suffering from excess leverage, and we believe we are well positioned to capitalize as potential buyers of such assets at attractive prices. If any of these opportunities are consummated, there can be no assurance that investors will share our view of valuation or that any assets acquired will not be subject to future write downs, each of which could have an adverse effect on our stock price.

As of                         , 201  , we held investments in             portfolio companies. The aggregate fair value as of                         , 201   of investments in these portfolio companies held on that date is approximately $                    billion. Our portfolio across all our interest-bearing investments had an annualized current yield of       % as of                               , 201  .

Recent Developments

[Insert description of recent developments at time of offering.]

SPECIFIC TERMS OF THE UNITS AND THE OFFERING

This prospectus supplement sets forth certain terms of the Units that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of the Units. You should read this section together with the more general description of the Units in this prospectus supplement under the heading “Description of the Units” and in the accompanying prospectus under the heading “Description of Our Units” before investing in the Units. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus.

[Insert material terms of the Units in tabular form to the extent required to be disclosed by applicable law or regulation.]

RISK FACTORS

[Insert risk factors applicable to the Units and any additional relevant risk factors not included in the base prospectus to the extent required to be disclosed by applicable law or regulation.]

SELECTED CONDENSED FINANCIAL DATA

You should read the condensed financial information below with the Financial Statements and Notes thereto included in this prospectus supplement and the accompanying prospectus. Financial information below for the years ended June 30, 201  , 201  , 201  , 201    and 20     has been derived from the financial statements that were audited by our independent registered public accounting firm. Certain reclassifications have been made to the prior period financial information to conform to the current period presentation. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” starting on page S-     for more information.

[Insert Selected Condensed Financial Data of Prospect Capital Corporation reflecting most recently filed financials prior to the offering.]

USE OF PROCEEDS

Assuming the sale of all              Units offered under this prospectus supplement and the accompanying prospectus, at the last reported common stock sale price of $         per share for our common stock on the NASDAQ Global Select Market as of                 , 201  , we estimate that the net proceeds of this offering will be approximately $         million after deducting the estimated underwriter commissions and our estimated offering expenses (or approximately $         million if the underwriters fully exercise their option).

[Describe use of proceeds and include any other relevant information to the extent required to be disclosed by applicable law or regulation.]

DESCRIPTION OF THE UNITS

This prospectus supplement sets forth certain terms of the Units that we are offering pursuant to this prospectus supplement and the accompanying prospectus. This section outlines the specific legal and financial terms of the Units. You should read this section together with the more general description of the Units in the accompanying prospectus under the heading “Description of Our Units” before investing in the Units. This summary is not necessarily complete and is subject to and entirely qualified by reference to [insert relevant documents].

[Insert material terms of the Units to the extent required to be disclosed by applicable law or regulation.]

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(All figures in this section are in thousands except share, per share and other data)

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this prospectus supplement and the accompanying prospectus. Historical results set forth are not necessarily indicative of our future financial position and results of operations.

[Insert Management’s Discussion and Analysis of Financial Condition and Results of Operations from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

[Insert disclosure regarding federal income tax consequences of an investment in the Units to the extent required to be disclosed by applicable law or regulation.]

CAPITALIZATION(2)

The following table sets forth our capitalization as of                 , 201  :

•                  on an actual basis;

•                  on an as adjusted basis giving effect to the issuance of shares in connection with our dividend reinvestment plan since            , 201  , the issuance of shares of common stock during the period from                        , 201  to                     , 201  , the issuance of $           million aggregate principal amount of Prospect Capital InterNotes® since                      , 201   and repayments under our credit facility; and

•                  on an as further adjusted basis giving effect to the transactions noted above and the assumed sale of the Units in this offering at a public offering price of $         per Unit less commissions and expenses.

(2)                                 Add to Capitalization table securities comprising the Unit.

This table should be read in conjunction with “Use of Proceeds” and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto included in this prospectus supplement and the accompanying prospectus.

As of , 201
	Actual	As Adjusted for Stock Issuances and Borrowings After , 201	As further Adjusted for this Offering
(In thousands, except shares and per share data) (Unaudited)
Long-term debt, including current maturities:
Borrowings under senior credit facility(1)	$	$	$
Senior Convertible Notes
Senior Unsecured Notes
Prospect Capital InterNotes®
Amount owed to affiliates
Total long-term debt
Stockholders’ equity:
Common stock, par value $0.001 per share (500,000,000 common shares authorized; shares outstanding actual and shares outstanding as adjusted)
Paid-in capital in excess of par value
Net investment income in excess of distributions
Accumulated realized losses on investments
Net unrealized appreciation on investments
Total stockholders’ equity
Total capitalization	$	$	$

(1)                                 As of                 , 201  , we had $         million of borrowings outstanding under our credit facility.

UNDERWRITING

are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of Units set forth opposite its name below.

Underwriter	Number of Units

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Units sold under the underwriting agreement if any of these Units are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Units, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the Units to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $         per Unit. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table summarizes the underwriting discounts and commissions we will pay to the underwriter. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional Units. The underwriting fee is the difference between the initial price to the public and the amount the underwriter pays to us for the Units.

	Per Unit	[Total Without Option	Total With Option]
Public offering price
Underwriting discount
Proceeds, before expenses, to us

The expenses of the offering that are payable by us are estimated to be $             (excluding underwriting discounts and commissions).

[Option

We have granted an option to the underwriters to purchase up to                  additional Units offered hereby at the public offering price within        days from the date of this prospectus supplement

solely [to cover any overallotments]. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional Units proportionate to that underwriter’s initial principal amount reflected in the above table.]

[Lock-Up Arrangement

We have agreed that during a period of        days from the date of this prospectus supplement, we will not, without the prior written consent of                         , directly or indirectly, offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise transfer or dispose of, any [insert securities comprising the Units] or any securities convertible into or exercisable or exchangeable for [insert securities comprising the Units] or file any registration statement under the Securities Act with respect to any of the foregoing. The foregoing restriction shall not apply to the registration and sale of the securities comprising the Units to be sold hereunder.]

[Listing

The Units are a new issue of securities with no established trading market. We intend to list the Units on             . We expect trading in the Units on              to begin within        days after the original issue date. Currently there is no public market for the Units.

We have been advised by the underwriters that they presently intend to make a market in the Units after completion of the offering as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the Units and any such market-making may be discontinued at any time in the sole discretion of the underwriters without any notice. Accordingly, no assurance can be given as to the liquidity of, or development of a public trading market for, the Units. If any active public trading market for the Units does not develop, the market price and liquidity of the Units may be adversely affected.]

Price Stabilization, Short Positions

In connection with the offering, the underwriters may purchase and sell Units in the open market. These transactions may include overallotment, covering transactions and stabilizing transactions. Overallotment involves sales of securities in excess of the aggregate principal amount of securities to be purchased by the underwriters in the offering, which creates a short position for the underwriters. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased the Units sold by or for the account of such underwriter in stabilizing or short covering transactions.

Any of these activities may cause the price of the Units to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be affected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time without any notice relating thereto.

Passive Market Making

In connection with the offering, the underwriter may engage in passive market making transactions in the Units on                          in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of Units and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid that bid must be lowered when specified purchase limits are exceeded.

Electronic Offer, Sale and Distribution of the Units

The underwriters may make prospectuses available in electronic (PDF) format. A prospectus in electronic (PDF) format may be made available on a web site maintained by the underwriters, and the underwriters may distribute such prospectuses electronically. The underwriters may allocate a limited amount of the Units for sale to their online brokerage customers.

Other Relationships

The underwriters and their affiliates have provided in the past and may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to us for which they have received or will be entitled to receive customary fees and commissions. In particular, affiliates of certain of the underwriters are lenders under our credit facility.

The underwriters or their affiliates may also trade in our securities, securities of our portfolio companies or other financial instruments related thereto for their own accounts or for the account of others and may extend loans or financing directly or through derivative transactions to us or any of the portfolio companies.

After the date of this prospectus supplement, the underwriters and their affiliates may from time to time obtain information regarding specific portfolio companies or us that may not be available to the general public. Any such information is obtained by the underwriters and their affiliates in the ordinary course of its business and not in connection with the offering of the Units. In addition, after the offering period for the sale of our Units, the underwriters or their affiliates may develop analyses or opinions related to us or our portfolio companies and buy or sell interests in one or more of our portfolio companies on behalf of their proprietary or client accounts and may engage in competitive activities. There is no obligation on behalf of these parties to disclose their respective analyses, opinions or purchase and sale activities regarding any portfolio company or regarding us to our Unitholders or any other persons.

[Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]

[Describe if underwriters receiving proceeds of offering, if required by FINRA.]

[Insert principal business addresses of underwriters.]

[Insert applicable legends for jurisdictions in which offers and sales may be made.]

LEGAL MATTERS

Certain legal matters regarding the Units offered hereby will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden, Arps”), New York, New York, and Venable LLP, as special Maryland counsel, Baltimore, Maryland.                      will pass on certain matters for the underwriter. Skadden, Arps and Venable LLP each have from time to time acted as counsel for us and our subsidiaries and may do so in the future.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

is the independent registered public accounting firm for the Company.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the 1933 Act, with respect to our common stock offered by this prospectus supplement. The registration statement contains additional information about us and the common stock being registered by this prospectus supplement. We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the 1934 Act. This information and the information specifically regarding how we voted proxies relating to portfolio securities for the period ended June 30, 201 , are available free of charge by contacting us at 10 East 40th Street, 44th floor, New York, NY 10016 or by telephone at toll-free (888) 748-0702. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s Internet site at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, Washington, D.C. 20549-0102.

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized by us or the underwriters. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

FINANCIAL STATEMENTS

[Insert financial statements and notes thereto from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

[  •  ]% [Title to be Specified] Units

PROSPECTUS SUPPLEMENT

[Underwriters]